DISTRIBUTION AGREEMENT

BETWEEN

TREE TOP INDUSTRIES, INC. AND NETTHRUSTER, INC.

Dated: February 9, 2011

DISTRIBUTION AGREEMENT

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE 1 DEFINITIONS		1
1.01	General	1
1.02	Terms Defined Elsewhere in Agreement	2
ARTICLE 2 TREATMENT OF ASSETS AND LIABILITIES		3
2.01	Allocation of Debt	3
2.02	Settlement of Intercompany Accounts	3
2.03	Limitation on Loans and Distributions by Subsidiary	3
ARTICLE 3 OFFICERS AND DIRECTORS OF SUBSIDIARY		3
3.01	Subsidiary Board and Officers	3
ARTICLE 4 THE DISTRIBUTION		3
4.01	Cooperation Before the Distribution	3
4.02	Distribution Record Date, Distribution Date and Procedures	3
4.03	Conditions Precedent to the Distribution	4
4.04	The Distribution	4
ARTICLE 5 SATISFACTION OF LIABILITIES		4
5.01	Satisfaction of Liabilities	4
5.02	Assumption and Satisfaction of Unallocated Contingent Liabilities	4
ARTICLE 6 INDEMNIFICATION		5
6.01	Indemnification by Subsidiary	5
6.02	Insurance Proceeds	5
6.03	Procedure for Indemnification	5
6.04	Remedies Cumulative	6
6.05	Survival of Indemnities	7
6.06	Coordination with Tax Allocation and Indemnity Provisions	7
ARTICLE 7 ACCESS TO INFORMATION AND SERVICES		7
7.01	Provision of Corporate Records	7
7.02	Access to Information	7
7.03	Production of Witnesses	7
7.04	Reimbursement	7
7.05	Retention of Records	8
7.06	Confidentiality	8
7.07	Privileged Matters	8
ARTICLE 8 INSURANCE		9
8.01	Definitions	9
8.02	Policies and Rights Included within the Subsidiary Assets	10
8.03	Policies and Rights Included within the Parent Assets	10
8.04	Shared Policy Insurance Administration, Reserves and Premiums	10
8.05	Insurance after the Distribution	12
8.06	Agreement for Waiver of Conflict and Shared Defense	12
ARTICLE 9 EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS		12
9.01	Definitions	12
9.02	Employment and Related Obligations	14
9.03	Labor and Employment Matters	15
9.04	Access to Information; Cooperation	15
9.05	Reimbursement	15
9.06	Preservation of Right To Amend or Terminate Plans	15
9.07	Effect on Employees	15

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ARTICLE 10 TAX MATTERS		16
10.01	Definitions	16
10.02	Preparation and Filing of Tax Returns	18
10.03	Taxable Years	19
10.04	Advance Review of Tax Returns	19
10.05	Consistent Positions on Tax Returns	19
10.06	Allocation of Straddle Period Taxes	19
10.07	Payment of Taxes	20
10.08	Amendments to Tax Returns	20
10.09	Refunds of Taxes	20
10.10	Carrybacks	20
10.11	NOL, ITC and AMT Credit Benefit	21
10.12	Intentionally Left Blank	21
10.13	Tax Indemnification	21
10.14	Cooperation; Document Retention; Confidentiality	21
10.15	Contests and Audits	22
10.16	Tax Elections	23
ARTICLE 11 MISCELLANEOUS		23
11.01	Entire Agreement; No Third Party Beneficiaries	23
11.02	Forbearance	23
11.03	Expenses	23
11.04	Governing Law	23
11.05	Notices	23
11.06	Amendments	23
11.07	Assignments; Predecessors and Successors	23
11.08	Termination and Effectiveness	24
11.09	Specific Performance	24
11.10	Headings; References; Rules of Construction	24
11.11	Counterparts	24
11.12	Severability; Enforcement	24
11.13	Payment Method and Character; No Setoffs	24
11.14	Third-Party Beneficiaries	24
11.15	Further Assurances	24

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DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of February 2011, by and between Tree Top Industries, Inc., a Nevada corporation (“Parent”); and NetThruster, Inc., Nevada corporation that is a wholly-owned subsidiary of Parent (“Subsidiary”).

INTRODUCTION

A.          Distribution of Subsidiary Common Stock.  The Board of Directors of Parent has determined that it is in the best interests of Parent and the Parent Shareholders to fully separate the assets and liabilities of the Subsidiary from Parent through the distribution of all of the Subsidiary Common Stock to the Parent Shareholders (the “Distribution”). After the Distribution, Parent will not hold any shares of Subsidiary Common Stock.

B.           Purposes of Agreement.  In connection with the Distribution, Parent and Subsidiary have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, and to set forth the agreements between Parent and Subsidiary that will govern certain matters after the Distribution.

AGREEMENT

NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the respective promises set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.01        General.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any claim, action, suit, cause of action, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal.

“After-Tax Basis” means, with respect to any Liability or other loss indemnified hereunder, the actual amount of any payment to be made with respect to such Liability or loss, after giving effect to any Tax cost incurred by the recipient arising out of the receipt of such payment (unless such receipt is treated as other than the receipt of Taxable income), and reducing such payment by the value of, any and all federal, state or other Tax Benefits (as defined in Section 10.01) attributable to the full payment of the indemnified Liability or loss, which value shall be determined on an assumed basis by multiplying the amount of any applicable deduction, credit, offset or other Tax item by the applicable highest marginal rate of income Taxation in effect for the period for which the adjustment is made.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Debt” shall mean all (i) indebtedness for borrowed money and obligations evidenced by bonds, notes, debentures or similar instruments; (ii) obligations issued or assumed as the deferred purchase price of property or services; (iii) obligations under capital leases; and (iv) all guarantees of the obligations of other Persons described in the foregoing clauses (i) - (iii).

“Distribution” shall mean the distribution of Subsidiary Common Stock by Parent to the Parent Shareholders on the Distribution Date, as such distribution is more fully described in Section 4.04.

“Distribution Date” means a business day determined by the Parent Board pursuant to Section 4.02, for the completion of the Distribution.

“Distribution Effective Time” means the close of business on the Distribution Date.

“Distribution Record Date” means the date established by the Parent Board as the date for making a record of the Parent Shareholders entitled to participate in the Distribution, which Distribution Record Date shall, subject to Section 4.02, be the date five (5) days immediately following the filing of this Agreement as an exhibit to a Report on Form 8-K to be filed by the Parent with the Securities and Exchange Commission disclosing the making of this Agreement (the “Disclosure Date”).

“Governmental Entity” means any court, regulatory or administrative agency or commission, or other governmental authority or instrumentality.

“Liabilities” shall mean any and all Debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto; and including, without limitation, those Debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

 “Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Board” means Parent’s Board of Directors, as constituted at the applicable time.

“Parent Books and Records” shall mean the books and records (including computerized records) of Parent that are required by law to be retained by Parent, including but not limited to original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Parent (but not including the Subsidiary Books and Records; provided, however, that Parent shall have access to, and shall have the right to obtain duplicate copies of, the Subsidiary Books and Records in accordance with the provisions of Article 7).

“Parent Common Stock” means the outstanding common stock, par value $.001 per share, of Parent.

“Parent Shareholders” shall mean the holders of record of Parent Common Stock as of the close of business on the Distribution Record Date.

 “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Entity.

“Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“Subsidiary Board” means Subsidiary’s Board of Directors, as constituted immediately before the Distribution Record Date.

“Subsidiary Books and Records” shall mean the books and records (including computerized records) of Subsidiary and any other books and records of Parent that relate principally to Subsidiary, or are required by law to be retained by Subsidiary, including, without limitation original corporate minute books, stock ledgers and certificates, and all licenses, leases, agreements and filings, but not including the Parent Books and Records.

“Subsidiary Common Stock” has the meaning specified in the Introduction.

“Tax,” “Taxes” and “Taxable” have the respective meanings specified in Section 10.01.

“Tax Return” and “Tax Returns” have the respective meanings specified in Section 10.01.

“Treasury Regulations” shall mean the United States Treasury Regulations, as amended.

1.02        Terms Defined Elsewhere in Agreement.  Other capitalized terms are defined in this Agreement for use in specified Articles or Sections, or elsewhere in this Agreement to the extent expressly stated herein.

ARTICLE 2
TREATMENT OF ASSETS AND LIABILITIES

2.01        Allocation of Debt.  Debt will be allocated as follows:

(a)           Any Debt of Parent, including without limitation any Debt secured by Parent assets, shall be retained Debt to be satisfied by Parent.

(b)           Any Debt of Subsidiary, including without limitation any Debt secured by Subsidiary assets, shall be retained as an obligation to be satisfied by Subsidiary.

2.02        Settlement of Intercompany Accounts.  All accounts between Parent and Subsidiary shall be paid in full and settled before the Distribution Record Date; provided, however, that nothing contained in this Section 2.02 shall affect the assumption and satisfaction of liabilities pursuant to Article 5 or the indemnification provisions of Article 6 or Article 10.

2.03        Limitation on Loans and Distributions by Subsidiary.  On or after the Distribution Date, Parent shall not cause Subsidiary to make, nor shall Subsidiary make, (a) any loans to Parent or any of its subsidiaries, or (b) any distribution of cash or property to Parent with respect to Subsidiary Common Stock, except as may be otherwise expressly provided in this Agreement.

ARTICLE 3
OFFICERS AND DIRECTORS OF SUBSIDIARY

3.01        Subsidiary Board and Officers.  Subsidiary and Parent shall take all actions that may be required to appoint as officers and directors of Subsidiary those individuals named in Schedule A attached hereto, effective no later than the Distribution Record Date.  Parent agrees not to remove any such directors or appoint any additional directors of Subsidiary at any time after the Distribution Record Date.

ARTICLE 4
THE DISTRIBUTION

4.01        Cooperation Before the Distribution.

(a)           Subsidiary and Parent shall use all reasonable best efforts to obtain any consents or approvals from any Governmental Entity or other third-party Person that are necessary or desirable in connection with the transactions contemplated hereby.

(b)           Subsidiary and Parent will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement including, but not limited to, actions relating to the satisfaction of the conditions indicated in Section 4.02.

4.02        Distribution Record Date, Distribution Date and Procedures.  The Parent Board has established the date five (5) days immediately following the Disclosure Date as the Distribution Record Date, subject to the following:

(a)           The Parent Board shall establish appropriate procedures in connection with the Distribution and shall establish a Distribution Date that is not later than the twentieth (20th) business day following the satisfaction or waiver of all conditions precedent to the Distribution, as set forth in Section 4.03.

(b)           If the Distribution Date has not occurred on or prior to the 60th day following the Distribution Record Date (the “Outside Distribution Date”), or the Subsidiary Board determines in its discretion that such conditions are not reasonably likely to be satisfied before the Outside Distribution Date, then the Parent Board shall (i) establish a date designated by the Subsidiary Board in its discretion as a new Distribution Record Date, and (ii) establish a Distribution Date that is not later than the twentieth (20th) business day following the satisfaction or waiver of all conditions precedent to the Distribution, as set forth in Section 4.03. This Section 4.02(b) shall continue to apply successively if a Distribution Date has not occurred on or before the applicable Outside Distribution Date (i.e., the 60th day following the Distribution Record Date or any new Distribution Record Date, as applicable).

4.03        Conditions Precedent to the Distribution.  In no event shall the Distribution occur unless the following conditions shall have been satisfied (or waived as provided below):

(a)           no order, injunction or decree shall have been issued by any court of competent jurisdiction to prevent consummation of the Distribution or any of the other transactions contemplated by this Agreement or any of the Related Agreements;

(b)          all necessary regulatory approvals and consents of Governmental Entities and other third-party Persons shall have been received, except for any such approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either Parent or Subsidiary; and

(c)           the Parent Board shall not have reasonably determined in good faith that the Distribution would not be permitted under the Delaware General Corporation Law.

Parent shall use its best efforts, and shall cooperate with Subsidiary, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Distribution and the other transactions contemplated hereby, including without limitation the satisfaction of the conditions set forth in this Section 4.03.

4.04        The Distribution.  As of the Distribution Effective Time, subject to the conditions set forth in this Agreement, Parent shall deliver to Agent (as defined below), for the benefit of the Parent Shareholders, a share certificate representing all of the outstanding shares of Subsidiary Common Stock owned by Parent, which certificate shall be endorsed in blank; and Parent shall instruct the Agent to distribute to each of the Parent Shareholders, as soon as practicable after the Distribution Date, a certificate (each a “Subsidiary Certificate”) representing one share of Subsidiary Common Stock for each share of Parent Common Stock held by the Parent Shareholder.  Subsidiary agrees to provide all Subsidiary Certificates that the Agent shall require in order to effect the Distribution.  “Agent” means the Parent’s transfer agent, acting as distribution agent appointed by Parent to distribute Subsidiary Common Stock to the Parent Shareholders pursuant to the Distribution.

ARTICLE 5
SATISFACTION OF LIABILITIES

5.01        Satisfaction of Liabilities.  From and after the Distribution Date, (a) Subsidiary shall assume, pay, perform and discharge in due course all of the Subsidiary Liabilities; and (b) Parent shall assume, pay, perform and discharge in due course all of the Parent Liabilities.

5.02        Assumption and Satisfaction of Unallocated Contingent Liabilities.  From and after the Distribution Date, to the extent that there is a Liability incurred by Parent or Subsidiary before the Distribution Effective Time that is not recorded on the books and records of either Parent or Subsidiary, and cannot in good faith be allocated by the parties hereto as either a Parent Liability or a Subsidiary Liability (all such Liabilities, “Unallocated Contingent Liabilities”), then such Unallocated Contingent Liabilities shall be allocated between Parent and Subsidiary on a pro rata basis in proportion to the estimated fair market value of each party’s assets as of the Distribution Effective Time; and shall be partially assumed, paid, performed and discharged by each such party based upon such allocation; provided, however, that Subsidiary’s share of any such Unallocated Contingent Liabilities shall be limited to the extent required under Section 6.01.

ARTICLE 6
INDEMNIFICATION

6.01        Indemnification by Subsidiary.  Subsidiary shall indemnify, defend and hold harmless (on an After-Tax Basis) Parent, and each of the past or present directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Parent Indemnitees”), from and against any and all Actions, threatened Actions, costs, damages, Liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs (“Indemnifiable Losses” and, individually, an “Indemnifiable Loss”) that are suffered or incurred by any of the Parent Indemnitees and that relate to or arise from all or any of the following:

(a)           any failure or alleged failure of Subsidiary to (i) pay, perform or otherwise discharge in due course any of the Subsidiary Liabilities; or (ii) comply with the provisions of Section 2.02; or

(b)          the operation or ownership of the Subsidiary assets after the Distribution Date.

6.02        Insurance Proceeds.  The amount which any party (an “Indemnifying Party”) is or may be required to pay to any other Person (an “Indemnified Person”) pursuant to Section 6.01 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Indemnifiable Loss.  If an Indemnified Person has received a payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and later actually receives Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Person shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

6.03        Procedure for Indemnification.

(a)           Notice of Third-Party Claim.  If an Indemnified Person shall receive written notice of the assertion by a Person (including, without limitation, any Governmental Entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), such Indemnified Person shall give the Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnified Person to give notice as required by this Section 6.03 shall not relieve the Indemnifying Party of its obligations under this Article 6, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice.  Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnified Person.

(b)           Notice of Election to Defend Third-Party Claim.  Within 15 days after the receipt of notice from an Indemnified Person in accordance with Section 6.03(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Person of its election whether to assume responsibility for such Third-Party Claim (provided that, if the Indemnifying Party does not so notify the Indemnified Person of its election within 15 days after receipt of such notice from the Indemnified Person, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim).  An election not to assume responsibility for such Third-Party Claim may only be made in the event of a good faith dispute that a Third-Party Claim is not covered as an Indemnifiable Loss under the grounds specified in Section 6.01.  Subject to Section 6.03(e) , an Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnified Person, any Third-Party Claim; provided, however, that (i) the Indemnifying Party must confirm in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Third-Party Claim; and (ii) no compromise or settlement shall be made without the prior written consent of the Indemnified Person, which consent shall not be reasonably withheld.

(c)           Cooperation with Indemnifying Party; Defense Costs.  In the event that the Indemnifying Party elects to assume responsibility for the Third-Party Claim, pursuant to Section 6.03(b) above, (i) the Indemnified Person shall cooperate in good faith in the defense or settlement or compromise of such Third-Party Claim, including making available to the Indemnifying Party any personnel and any books, records or other documents within the Indemnified Person’s control or which it otherwise has the ability to make available that are necessary or appropriate for the defense of the Third-Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Person reasonably informed regarding the strategy, status and progress of the defense of the Third-Party claim; and (iii) the Indemnifying Party shall consider, in good faith, the opinions and suggestions of the Indemnified Person with respect to the Third-Party Claim.  After notice from an Indemnifying Party to an Indemnified Person of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnified Person under this Article 6 for any legal or other costs or expenses (except costs or expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnified Persons, and in such Indemnified Persons’ reasonable judgment a conflict of interest between such Indemnified Persons and such Indemnifying Party exists in respect of such claim, such Indemnified Persons shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

(d)           Procedure if No Defense Election is Made.  If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim, the Indemnified Person may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim.  Notwithstanding the foregoing, an Indemnified Person may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement, and to then assume all past and future responsibility for the claim, including immediately reimbursing the Indemnified Person for prior expenditures in connection with the claim; (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnified Person may, in its sole discretion, proceed with the settlement and the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement; (iii) to approve and pay the amount of the settlement, reserving the Indemnifying Party’s right to contest the Indemnified Person’s right to indemnity; or (iv) to approve and pay the settlement.  In the event the Indemnifying Party makes no response to such written notice, the Indemnifying Party shall be deemed to have elected option (ii).  When the Indemnifying Party chooses or is deemed to have chosen option (ii) or (iii), the issue of whether the Indemnified Person has a right to indemnity under this Article 6 shall be resolved by arbitration pursuant to the provisions of this Agreement.  If the Indemnifying Party does not prevail in such arbitration, the Indemnifying Party shall promptly reimburse the Indemnified Person for all Indemnifiable Losses, plus interest on such amounts at the lower of (i) 10% or (ii) the highest legal interest rate, accruing from the date of payment by the Indemnified Person.

(e)           Procedure if Defense Election is Not Effective.  Notwithstanding the foregoing, if an Indemnified Person reasonably and in good faith determines that (i) the Indemnifying Party is not financially capable to defend a Third-Party Claim and to provide full indemnification with respect to any settlement thereof, or (ii) the Indemnifying Party or such Indemnifying Party’s attorney is not adequately representing the Indemnified Person’s interests with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim and the Indemnifying Party shall remain responsible for, and be bound by the resolution of, such Third-Party Claim.

(f)           Repayment of Excess Indemnification.  In addition to any adjustments required pursuant to Section 6.02, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the Indemnifying Party.

(g)           Subrogation Rights.  In the event of payment by an Indemnifying Party to any Indemnified Person in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other party that may be liable.  Such Indemnified Person shall cooperate with such Indemnifying Party in good faith and in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

6.04        Remedies Cumulative.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnified Person to seek or obtain injunctive relief or any other equitable remedy to which such Indemnified Person is otherwise entitled.

6.05        Survival of Indemnities.  The obligations of the Subsidiary under this Article 6 shall survive the sale or other transfer by it of any assets or business or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, business or Liabilities.

6.06        Coordination with Tax Allocation and Indemnity Provisions.  This Article 6 shall not govern any Tax matter, and any and all Actions, losses, damages, costs, expenses, Liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by Article 10.

ARTICLE 7
ACCESS TO INFORMATION AND SERVICES

7.01        Provision of Corporate Records.

(a)           Subsidiary Books and Records.  Parent shall deliver, on or as soon as practicable after the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article 2, to Subsidiary (at Parent’s cost) all of the Subsidiary Books and Records in Parent’s possession, except to the extent such items are already in the possession of Subsidiary.  The Subsidiary Books and Records shall be the property of Subsidiary, but the Subsidiary Books and Records that reasonably relate to Parent shall be available to Parent for review and duplication until Parent shall notify Subsidiary in writing that such records are no longer of use to Parent.

(b)           Parent Books and Records.  Subsidiary shall deliver, on or as soon as practicable after the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article 2, to Parent (at Parent’s cost) all of the Parent Books and Records in Subsidiary’s possession, except to the extent such items are already in the possession of Parent.  The Parent Books and Records shall be the property of Parent, but the Parent Books and Records that reasonably relate to Subsidiary shall be available to Subsidiary for review and duplication until Subsidiary shall notify Parent in writing that such records are no longer of use to Subsidiary.

7.02        Access to Information.  From and after the Distribution Date, Parent shall afford to Subsidiary and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to individuals and other Persons possessing information) and duplicating rights during normal business hours, with respect to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, “Information”) within Parent’s possession or control, insofar as such access is reasonably required by Subsidiary for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information.  Similarly, Subsidiary shall afford to Parent and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to individuals and other Persons possessing information) and duplicating rights during normal business hours, with respect to Information within Subsidiary’s possession or control, insofar as such access is reasonably required by Parent for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information.  Information may be requested under this Article 7 for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement.

7.03        Production of Witnesses.  At all times from and after the Distribution Date, each of Subsidiary and Parent shall use reasonable efforts to make available to the other, upon written request, its and its subsidiaries’ present and past officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action.

7.04        Reimbursement.  A party providing Information or witnesses to the other party under this Article 7 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witnesses.  Notwithstanding the foregoing, the parties acknowledge that a party providing Information or witnesses shall not be entitled to receive reimbursement of salary or other compensation expenses relating to any employees providing such Information or acting as such witnesses.

7.05        Retention of Records.  Except as otherwise required by applicable law (or otherwise agreed in writing), each of Subsidiary and Parent may destroy or otherwise dispose of any of the Information that is material Information and is not contained in other Information retained by the other, only after the later to occur of (a) all applicable statutes of limitations (including any waivers or extensions thereof) with respect to Tax Returns which Parent or Subsidiary, as the case may be, may be obligated to file on behalf of any member of the Subsidiary Group or any member of the Pre-Distribution Group or the Post-Distribution Parent Group (each as defined in Section 10.01), as the case may be; and (b) any retention period required by applicable law or pursuant to any record retention agreement, provided, however, that before such destruction or disposal, (x) it shall provide no less than 90 or more than 120 days advance written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (y) if a recipient of such notice shall request in writing before the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

7.06        Confidentiality.  Each of Parent and its subsidiaries on the one hand, and Subsidiary and its subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other’s representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party; or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel, by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between Parent and Subsidiary, (y) any contractual agreement to which members of Parent or Subsidiary are currently parties, or (z) in exercise of either party’s rights hereunder.

7.07        Privileged Matters.  Subsidiary and Parent recognize that certain legal and other professional services, that have been and will be provided before the Distribution Effective Time, have been and will be rendered for the benefit of both Parent and Subsidiary; and that both Parent and the Subsidiary should be deemed to be the client for the purposes of asserting all Privileges with respect to such services.  To allocate the interests of each party in the Privileged Information, the parties agree as follows:

(a)	Definitions.

“Privileged Information” means all information as to which Parent or Subsidiary is entitled to assert the protection of a Privilege.

“Privileges” shall mean all privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

(b)           Parent shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to Parent, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.  Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Parent Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Parent, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.

(c)           Subsidiary shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.  Subsidiary shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Subsidiary Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.

(d)           Subsidiary and Parent agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b).  All Privileges relating to any Actions or other matters which involve both Subsidiary and Parent, or in respect of which both Subsidiary and Parent retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.

(e)           No party may waive any Privilege that could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (e) below.  Any such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other party requesting such consent.

(f)           In the event of any litigation or dispute between Parent and Subsidiary, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between Parent and Subsidiary, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

(g)           If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.  Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h)           Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request that arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

(i)           The transfer of the Subsidiary Books and Records and the Parent Books and Records and other Information between Parent and its subsidiaries and Subsidiary and its subsidiaries is made in reliance on the agreement of Subsidiary and Parent, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges.  The access to Information being granted pursuant to Sections 7.01 and 7.02, the agreement to provide witnesses and individuals pursuant to Section 7.03, and the transfer of Privileged Information between Parent and its subsidiaries and Subsidiary and its subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE 8
INSURANCE

8.01         Definitions.  For purposes of this Article 8, the following terms shall have the meanings set forth below:

“Insurance Administration” means, with respect to each Policy, this term shall include, but not be limited to, the accounting for premiums, retrospectively rated premiums, defense costs, adjuster’s fees, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Policies; and the reporting to primary and excess insurance carriers of any losses, claims and/or audit exposure in accordance with Policy provisions, and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insured Claims” shall mean the property losses or Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively rated premium adjustments, but only to the extent that such property losses or Liabilities are within applicable Policy limits, including aggregates.

“Insurance Proceeds” shall mean those moneys (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

“Pre-Distribution Policies” shall mean insurance policies and insurance contracts of any kind relating to the Subsidiary Individuals for any period before the Distribution Effective Time, including without limitation (a) comprehensive general, automobile, aircraft, employment, workers’ compensation, directors’ and officers’ and umbrella liability policies; (b) property and crime insurance policies; and (d) primary and excess policies included in clause (a) or (b), in each case together with the rights and benefits thereunder.

“Shared Policies” shall mean all Pre-Distribution Policies, current or past, that are owned or maintained by or on behalf of Parent and/or any of its subsidiaries or their respective predecessors; and insure Parent or Subsidiary or any combination thereof.

8.02        Policies and Rights Included within the Subsidiary Assets.  Without limiting the generality of the definition of the Subsidiary assets or the effect of Section 2.01, the Subsidiary assets shall include any and all rights of Subsidiary as an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred at or before the Distribution Effective Time by any Person, and which Insured Claims or other injuries, losses, Liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

8.03        Policies and Rights Included within the Parent Assets.  Without limiting the generality of the definition of the Parent assets or the effect of Section 2.01, the Parent assets shall include any and all rights of Parent as an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred at or before the Distribution Effective Time by any Person, and which injuries, losses, Liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

8.04        Shared Policy Insurance Administration, Reserves and Premiums.

(a)        General.  Notwithstanding the provisions of Article 6, from and after the Distribution Date:

(i)           Subsidiary shall be responsible for the Insurance Administration of the Shared Policies (other than any Shared Policies providing insurance against employment, workers’ compensation or directors’ and officers’ liability); provided, however, that (A) Subsidiary shall not take any action to remove Parent as an insured or additional insured under the Shared Policies administered by Subsidiary, until such time as any renewal or replacement Shared Policy no longer provides coverage for any period before the Distribution Effective Time; and (B) the administration of such Shared Policies by Subsidiary is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Shared Policies including, but not limited to, Parent;

(ii)          Parent shall be responsible for the Insurance Administration of the Shared Policies providing insurance against employment, workers’ compensation and directors’ and officers’ liability; provided, however, that (A) Parent shall not take any action to remove Subsidiary as an insured or additional insured under the Shared Policies administered by Parent, until such time as any renewal or replacement Shared Policy no longer provides coverage for any period before the Distribution Effective Time; and (B) the administration of such Shared Policies by Parent is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Shared Policies including, but not limited to, Subsidiary;

(iii)         Subsidiary shall be entitled to the benefit of reserves held by any insurance carrier, with respect to the Subsidiary Liabilities; and

(iv)        Parent shall be entitled to the benefit of reserves held by any insurance carrier, with respect to the Parent Liabilities.

(b)	Shared Policy Insurance Premiums.

(i)           Subsidiary shall pay the premiums with respect to the Shared Policies for which Subsidiary is responsible for Insurance Administration under the preceding subsection (a).  To the extent that Subsidiary pays premiums for Parent Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, Parent shall upon the written request of Subsidiary forthwith reimburse Subsidiary for that portion of such premiums paid by Subsidiary as is attributable to Parent Liabilities.

(ii)          Parent shall pay the premiums with respect to the Shared Policies for which Parent is responsible for Insurance Administration under the preceding subsection (a). To the extent that Parent pays premiums for Subsidiary Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, Subsidiary shall upon the written request of Parent forthwith reimburse Parent for that portion of such premiums paid by Parent as are attributable to Subsidiary Liabilities.

(c)        Allocation of Insurance Proceeds.  Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Subsidiary with respect to the Subsidiary Liabilities, and to Parent with respect to the Parent Liabilities.  Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Liability policies will be made to the appropriate party upon receipt from the insurance carrier.  In the event that the aggregate limits on any Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims taking into account their relative contributions towards premiums and the Insurance Proceeds used by each party to satisfy Insured Claims.  The parties agree to use their reasonable best efforts to cooperate in good faith with respect to insurance matters.

(c) Shared Policy Insurance Charges.

(i)           Subject to the last paragraph of Section 6.01, Subsidiary assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges as appropriate (collectively “Insurance Charges”), whenever arising, that become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Subsidiary for charges that relate to the period before the Distribution Effective Time.  If Subsidiary fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Parent, Parent may (but shall not be required to) pay such Insurance Charges for and on behalf of Subsidiary and thereafter Subsidiary shall upon the written request of Parent forthwith reimburse Parent for such payment.

(ii)          Subject to the last paragraph of Section 6.01, Parent assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any Insurance Charges, whenever arising, that become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Parent for charges that relate to the period before the Distribution Effective Time.  If Parent fails to pay any Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Subsidiary, then Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of Parent and thereafter Parent shall upon the written request of Subsidiary forthwith reimburse Subsidiary for such payment.

8.05        Insurance after the Distribution.

(a)        After the Distribution Effective Time, Parent (for itself and its subsidiaries) shall be responsible for obtaining or renewing and paying for its own insurance coverage relating to the Parent Assets and the Parent Liabilities, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (i) after the Distribution Effective Time by any Person or (ii) in connection with the ownership or operation of the Parent assets or the Parent Liabilities after the Distribution Effective Time.

(b)        After the Distribution Effective Time, Subsidiary (for itself and its subsidiaries) shall be responsible for obtaining or renewing and paying for its own insurance coverage relating to the Subsidiary Assets and the Subsidiary Liabilities, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (i) after the Distribution Effective Time by any Person or (ii) in connection with the ownership or operation of the Subsidiary assets or the Subsidiary Liabilities after the Distribution Effective Time.

8.06        Agreement for Waiver of Conflict and Shared Defense.  In the event that Insured Claims of both Subsidiary and Parent exist and relate to the same occurrence, Subsidiary and Parent agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense.  Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

ARTICLE 9
EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS

9.01        Definitions.  For purposes of this Article 9, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Employer (the “first Employer”), each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Employer.  For purposes of this definition, “control” means the possession, directly or indirectly, of fifty per cent (50%) or more of the voting power or value of all outstanding voting interests.

“COBRA” means the federal statutes designated as Code Section 4980B and ERISA Sections 601 through 608, as amended; and any applicable state law that also establishes Employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former Employees or dependents thereof and any successor legislation to any of such laws.

“Employee” means, with respect to any Employer, an individual who is considered, according to the payroll and other records of such Employer, to be employed by such Employer, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such Employer, to have resulted in a permanent termination of such individual’s employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.  An Employee includes, without limitation, any individual who is in one of the following categories: a Parent Terminee, a Transferred Employee, a Parent Employee or a Subsidiary Employee.

“Employer” means any of the following, as the context so indicates: Parent or Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“HMO” means any health maintenance organization organized under 42 U.S.C. Section 300e-9, or a state health maintenance organization statute that provides medical services for Parent Individuals or Subsidiary Individuals under any Medical/Dental Plan.

“Medical/Dental Plan” means a Welfare Plan providing health care benefits to Employees, former Employees and their dependents and beneficiaries; and also includes a “cafeteria” Plan intended to qualify under Code Section 125.

“Parent Employee” means any individual who is or becomes an employee of Parent or any of its subsidiaries (but excluding the Subsidiary).

“Parent Individual” means any individual who (i) is a Parent Employee, (ii) is a Parent Service Provider who is hired or continues to serve in that capacity after the Distribution Date or (iii) is a dependent or beneficiary of any such individual described in clause (i) or (ii).

“Parent Medical/Dental Plan” means any Medical/Dental Plan, if any, maintained for or providing benefits to Parent Individuals after the Distribution Date.

“Parent and Subsidiary Medical/Dental Plan” means the Medical/Dental Plan, if any, previously maintained by Parent, which has been terminated and no longer provides coverage for any Person.

“Parent Qualified Beneficiary” means any Parent Individual (or dependent thereof) who, on or after the Distribution Date, is a Qualified Beneficiary under the Parent Medical/Dental Plan.

“Parent Service Provider” means any individual, such as a member of the Parent Board or a consultant, who provides services to Parent and participates in any Plan maintained for or providing benefits for Employees of Parent, but is not and has not been a Parent Employee.

“Parent Terminee” means any individual who was formerly an Employee of Parent and terminated such employment on or before the Distribution Date.

“Plan” means any Retirement Plan, Medical/Dental Plan, Welfare Plan or other plan, policy, arrangement, contract or agreement providing compensatory benefits (other than cash or property) for any group of Employees or individual Employees (including former Employees), or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an Employer to any such Employee, former Employee or the beneficiaries of any such Employee, existing at the Distribution Effective Time or prior thereto.

“Qualified Beneficiary” means any individual (or dependent thereof) who either (i) experiences a “qualifying event” (as that term is defined in Code Section 4980B(f)(3) and ERISA Section 603) while a participant in any Medical/Dental Plan, or (ii) otherwise becomes a “qualified beneficiary,” as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3), under any Medical/Dental Plan.

“Retirement Plan” means any Plan that is sponsored by an Employer, provides deferred compensation for Employees and is described in ERISA as a “pension plan,” including but not limited to any plan and trust intended to be qualified under Code Section 401(a) and/or 401(k).

“Service Credit” means the period of time taken into account under any Plan for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual or similar requirements under such Plan.

“Subsidiary Employee” means any individual who becomes an Employee of Subsidiary or any of its subsidiaries after the Distribution Date.

“Subsidiary Individual” means any individual who (i) is a Subsidiary Employee; (ii) is a Subsidiary Service Provider; (iii) is, on or at any time before the Distribution Date, a Parent Terminee; or (iv) is a dependent or beneficiary of any individual described in clause (i), (ii) or (iii).

“Subsidiary Service Provider” means any individual, such as a member of the Subsidiary Board or a consultant, who provides services to Subsidiary and participates in any Plan maintained for or providing benefits for Employees of Subsidiary, but is not and has not been an Employee of Subsidiary.

“Transferred Employee” means any individual who was an Employee of Parent on the day before the Distribution Date and who becomes an Employee of Subsidiary as of the Distribution Date.

“Welfare Plan” means any Plan that is sponsored by an Employer and provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit described as such in ERISA, including, without limitation, any post-employment benefit, but excluding vacation benefits and including any “cafeteria Plan” within the meaning of Code Section 125.

9.02        Employment and Related Obligations.

(a)        Subsidiary Employment Agreements with Transferred Employees.  As of the Distribution Date, Parent shall assign all rights, and Subsidiary shall assume all obligations and Liabilities for, and arising under, all written and oral employment agreements, if any, in each case with respect to Transferred Employees, if any (the “Transferred Employment Agreements”); and Parent shall have no Liability or obligation with respect thereto.  Subsidiary shall take, or cause to be taken, all action necessary and appropriate to assume, as of the Distribution Date, any Transferred Employment Agreements, with such changes as may be necessary to reflect the change in the Employer thereunder and such other changes as Subsidiary shall determine.  Any such Transferred Employment Agreements shall otherwise have the same terms and conditions as in effect immediately before the Distribution Date, except that references to employment by or termination of employment with Parent and its Affiliates shall be changed to refer to employment by or termination of employment with Subsidiary and its Affiliates.

(b)        Allocation of Responsibilities as Employer on Distribution Date.  As of the Distribution Date, except to the extent assumed by Parent under this Agreement, Subsidiary shall retain or assume, as the case may be, responsibility as Employer for any Transferred Employees.  After the Distribution Date, Parent shall not retain responsibility as Employer for any Parent Terminees or Transferred Employees.

(c)        Assumption of Other Employment-Related Liabilities on Distribution Date.  Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto:

(i)           As of the Distribution Date, Subsidiary shall assume all benefit obligations and all related rights in connection with any Plan with respect to any Transferred Employees, Parent Terminees and other Subsidiary Individuals; and Parent shall have no further liability with respect thereto.  With respect to any Parent Terminees who become employed by Subsidiary after the Distribution Date, any benefit obligations and all related rights that accrue after such employment in connection with any Plan that becomes or continues to be sponsored by Subsidiary shall be assumed by Subsidiary.

(ii)          Parent shall retain all benefit obligations and all related rights that accrue before or after the Distribution Date in connection with any Plan that continues to be sponsored by Parent after the Distribution Date; and Subsidiary shall have no liability with respect thereto.

(d)        Service Credits.

(i)           Distribution Date Transfers.  In connection with the Distribution and for purposes of determining Service Credits under any Plan, Subsidiary shall credit each Transferred Employee with such Employee’s Service Credits and original hire date as reflected in the records of Parent as of the Distribution Date.  Such Service Credits and hire date shall continue to be maintained as described herein for as long as the Transferred Employee does not terminate such employment or as otherwise may be required by applicable law or any applicable Plan.

(ii)          Service Credits Following the Distribution Date.  Subject to the provisions of applicable law, (A) Subsidiary may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued by Transferred Employees after the Distribution Date; and (B) Parent may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued by any Employees it may hire after the Distribution Date.

9.03        Labor and Employment Matters.  Notwithstanding any other provision of this Agreement or any other agreement between Parent and Subsidiary to the contrary, Parent and Subsidiary understand and agree that:

(a)        Separate Employers.  After the Distribution Date and the employment of the Transferred Employees by Subsidiary, Parent and Subsidiary will be separate and independent Employers of their respective Employees, extent to the extent otherwise provided by applicable law.

(b)        Employment Policies and Practices.  Subject to the provisions of ERISA and the Code, and except as limited by applicable law or agreement, Parent and Subsidiary may adopt, continue, modify or terminate such employment policies, compensation practices, Retirement Plans, Welfare Plans and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, are necessary or appropriate.

(c)        Notice of Claims.  Without limitation to the scope and application to each party in the performance of its duties herein, each party hereto will notify in writing and consult with the other party before making any settlement of an Employee claim, for the purpose of avoiding any prejudice to such other party arising from the settlement.

(d)        Employees on Leave of Absence.  As of the Distribution Date, Subsidiary shall assume responsibility, if any, as Employer for all Employees returning from an approved leave of absence who, before Distribution Date, were employed by Parent, and any such Employee shall be treated as a Transferred Employee.

9.04        Access to Information; Cooperation.  Parent and Subsidiary and their authorized agents shall be given reasonable access to and may take copies of all information relating to the subjects of this Article 9 (to the extent permitted by federal and state confidentiality laws) in the custody of the other party, including any agent, contractor, subcontractor, agent or any other Person under the contract of such party.  The parties hereto shall provide one another with such information within the scope of this Article 9 as is reasonably necessary to administer each party’s Plans, properly compensate its Employees, perform payroll administration and make all reports required by applicable laws and regulations.   The parties hereto shall cooperate in good faith with each other to minimize the disruption caused by any such access and providing of information.

9.05        Reimbursement.  Parent and Subsidiary acknowledge that Parent, on the one hand, and Subsidiary, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans that are, as set forth in this Agreement, the responsibility of the other party hereto.  Accordingly, Parent and Subsidiary shall reimburse each other, as soon as practicable, but in any event within thirty (30) days after receipt from the other party hereto of appropriate verification, for all such costs and expenses.

9.06        Preservation of Right To Amend or Terminate Plans.  Except as otherwise expressly provided herein, no provision of this Agreement, including without limitation the agreement of Parent or Subsidiary to make a contribution or payment to or under any Plan referred to herein for any period, shall be construed as a limitation on any right of Parent or Subsidiary to amend such Plan or terminate its participation therein that Parent or Subsidiary would otherwise have under the terms of such Plan or otherwise; and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee under a Plan that such individual would not otherwise have under the terms of the Plan itself; provided, however, that neither party shall amend any Plan to the extent that such amendment would have the effect of increasing the Liabilities of the other party under any Plan of the other party, without such other party’s consent.

9.07        Effect on Employees.  No provision of this Agreement shall create any third party beneficiary rights in any Employee, former Employee or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any such individual by either party hereto or under any Plan that a party may maintain.

Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by either party hereto, nor shall anything herein interfere with the right of either party hereto to terminate the employment of any Employee at any time, with or without cause, or restrict a party in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of an Employee, except as provided by any applicable law or any other agreement.

ARTICLE 10
TAX MATTERS

10.01      Definitions.  For purposes of this Article 10, the following terms shall have the meanings set forth below:

“Affiliated Group” means, with respect to any Taxable Period, an affiliated group of corporations within the meaning of Code Section 1504(a) (and without regard to the exclusions contained in Section 1504(b) of the Code) for the Taxable Period; or, for purposes of any state, foreign or local Income Tax matters, any consolidated, affiliated, combined or unitary group of corporations within the meaning of the corresponding provisions of Tax law for the Tax Authority in question.

“Combined Jurisdiction” means, for any Taxable Period, any state, local or foreign Tax Authority jurisdiction in which Parent or an Affiliate of Parent is included in a consolidated, affiliated, combined, unitary or similar Tax Return with Parent or any other Affiliate of Parent for state, local or foreign Income Tax purposes.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and non-appealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other Tax Authority jurisdictions; (iii) any other final settlement with the IRS or other Tax Authority; or (iv) the expiration of an applicable statute of limitations.

“Income Tax(es)” shall mean, with respect to any corporation or Affiliated Group, any and all Taxes based upon or measured by its net income (regardless of whether denominated as an income Tax, a franchise Tax or otherwise).

“IRS” means the United States Internal Revenue Service.

“Overdue Rate” means a rate of interest per annum that fluctuates with the federal short-term rate established from time to time pursuant to Code Section 6621.

“Post-Distribution Member” means a corporation that is a member of the Post-Distribution Parent Group at any time after the Distribution Date.

“Post-Distribution Straddle Period” means, with respect to any Straddle Period, the portion beginning on the day after the Distribution Date and ending on the last day of such Taxable Year.

“Post-Distribution Taxable Period” means a Taxable Year that begins after the Distribution Date.

“Post-Distribution Parent Group” means, collectively, Parent and each other corporation that is or becomes a member of an Affiliated Group with respect to which Parent is or would be the common parent at any time after the Distribution Effective Time.  To the extent applicable to any state or local Income Tax matters, the “Post-Distribution Parent Group” shall include all corporations joining in the filing of a consolidated, unitary or combined Income Tax Return for the state or local Tax Authority in question for any Straddle Period or Post-Distribution Taxable Period.

“Post-Distribution Parent Member” means any corporation that is a member of the Post-Distribution Parent Group.

“Pre-Distribution Group” means the Affiliated Group consisting of Parent, Subsidiary, and any other members of an Affiliated Group that includes Parent at any time before the Distribution Effective Time.  For purposes of this Agreement, the Pre-Distribution Group shall terminate as of the Distribution Effective Time and the Post-Distribution Parent Group shall then become effective.  To the extent applicable to any state Income Tax matters, the “Pre-Distribution Group” shall include all corporations joining in the filing of a consolidated, combined or unitary Income Tax Return for the state in question for any Pre-Distribution Taxable Period.

“Pre-Distribution Member” means a corporation that was a member of the Pre-Distribution Group immediately before the Distribution Effective Time.

“Pre-Distribution Straddle Period” means, with respect to any Straddle Period, the portion beginning on the first day of such Taxable Year and ending at the close of business on the Distribution Date.

“Pre-Distribution Taxable Period” means a Taxable Year that ends on or before the Distribution Date.

“Representative” means, with respect to any Person, any of such Person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Separate Jurisdiction” means, for any Taxable Period, any state, local or foreign Tax Authority jurisdiction that is not a Combined Jurisdiction.

“Separate Return Basis” means, with respect to any Taxable Year or portion thereof, (i) in the case of a Tax Liability of the Subsidiary Group, calculated with Subsidiary as the common parent of that Affiliated Group and without regard to any Post-Distribution Parent Group Members; and (ii) in the case of any individual Subsidiary Member, calculated as if such Subsidiary Member were a separate entity outside of any Affiliated Group.

“Straddle Period” means any Taxable Year beginning before the Distribution Date and ending after the Distribution Date.

“Subsidiary Group” means Subsidiary and each other corporation that becomes a member of an Affiliated Group with respect to which Subsidiary is the common parent at any time after the Distribution Date.

“Subsidiary Member” means any corporation that is a member of a Subsidiary Group.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”):  (i) Any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Tax Authority, whether disputed or not; and (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of an entity being a member of an Affiliated Group.

“Tax Benefit(s)” shall mean (i) in the case of an Income Tax for which a consolidated federal or a consolidated, combined or unitary state or other Tax Return is filed, the amount by which the Tax Liability of the applicable Affiliated Group is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to Taxable income in any other Taxable Year or as a carry-forward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund; and (ii) in the case of any other Tax, the amount by which the Tax Liability of a corporation is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to Taxable income in any other Taxable Year or as a carry-forward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund.

“Tax Practices” shall mean the most recently applied policies, procedures and practices employed by the Pre-Distribution Group in the preparation and filing of, and positions taken on, any Tax Returns of Parent or Subsidiary for any Pre-Distribution Taxable Period.

“Tax Returns” (and with corresponding meaning “Tax Return”):  All returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required by a Tax Authority to be filed or sent by or relating to a party to this Agreement or any member of any Affiliated Group in which the party is a member; and relating to any Taxes with respect to any income, properties or operations of such party or any such member.

“Taxable Period” means a Pre-Distribution Taxable Period, a Straddle Period or a Post-Distribution Taxable Period.

“Taxable Year” means a Taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

“Tax Authority” means the IRS and any other federal, state, local or foreign Governmental Entity responsible for the administration of any Tax.

10.02      Preparation and Filing of Tax Returns.

(a)          By Parent.  Parent shall prepare and timely file (or cause to be prepared and timely filed):

(i)           all Tax Returns of the Pre-Distribution Group and any Pre-Distribution Member (other than such Returns that relate solely to Subsidiary) for all Pre-Distribution Taxable Periods that are required to be filed either before or after the Distribution Date; and

(ii)          all Tax Returns of the Post-Distribution Parent Group and any Post-Distribution Member for all Straddle Periods and Post-Distribution Taxable Periods.

(b)          By Subsidiary.  Subsidiary shall prepare and timely file (or cause to be prepared and timely filed):

(i)           all Tax Returns that relate solely to Subsidiary for all Pre-Distribution Taxable Periods that are required to be filed before or after the Distribution Date; and

(ii)          all Tax Returns of the Subsidiary Group and any Subsidiary Member for all Straddle Periods and Post-Distribution Taxable Periods.

(c)           Sales and Transfer Taxes.  Parent and Subsidiary agree to cooperate in good faith to determine the amount of sales, transfer or other Taxes (including, without limitation, all real estate, patent, trademark and transfer Taxes and recording fees, but excluding any Income Taxes), if any, incurred in connection with the Distribution and other transactions contemplated by this Agreement (the “Distribution Transaction Taxes”).  Subsidiary agrees to file promptly and timely the Tax Returns for such Distribution Transaction Taxes; and Parent will join in the execution of any such Tax Returns and any related documentation.  Subsidiary shall be responsible for payment of all such Transaction Taxes.

(d)          Provision of Filing Information.  Subsidiary (or Parent, as the case may be) shall cooperate in good faith and assist Parent (or Subsidiary) in the preparation and filing of all Tax Returns and submit to Parent (or Subsidiary) (i) all necessary filing information in a manner consistent with past Tax Practices, and (ii) all other information reasonably requested by Parent (or Subsidiary) in connection with the preparation of such Tax Returns promptly after such request.  It is expressly understood and agreed that Parent’s (or Subsidiary’s) ability to discharge its Tax Return preparation and filing responsibilities is contingent upon Subsidiary (or Parent) providing Parent (or Subsidiary) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Income Tax Returns; and that Subsidiary (or Parent) shall indemnify Parent (or Subsidiary) if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or failures to provide such information and assistance on a timely basis.

10.03      Taxable Years.  Subsidiary and Parent agree that, to the extent permitted by applicable Tax law, including but not limited to Treasury Regulation Section 1.1502-76(b)(ii):

(a)            the Taxable Year of Subsidiary that is included in the consolidated federal Income Tax Return of the Pre-Distribution Group for the Pre-Distribution Taxable Period that includes the Distribution Date (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Pre-Distribution Group) shall end as of the Distribution Effective Time; and

(b)           the Subsidiary Group and each Subsidiary Member shall begin a new Taxable Year for purposes of such federal, state, local or other Income Taxes as of the Distribution Effective Time.

The parties further agree that, to the extent permitted by applicable law, all federal, state, local or other Tax Returns shall be filed consistently with these positions.

10.04      Advance Review of Tax Returns.  At least thirty (30) days before the filing of any Income Tax Return (including amendments thereto) that includes both Parent and Subsidiary, and at least fifteen (15) days before the filing of any other Tax Return (including amendments thereto) that includes both Parent and Subsidiary, the party preparing the Tax Return shall provide the other party with the portion of such Tax Return related to such other party.  Subsidiary and its Representatives (or Parent and its Representatives, as the case may be) shall have the right to review all related work papers before the filing of any such Tax Return.  Parent (or Subsidiary, as the case may be) shall consult with Subsidiary (or Parent) regarding its comments with respect to such Tax Returns and shall in good faith (a) consult with Subsidiary (or Parent) in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns, and their consistency with past Tax Practices; and (b) consider Subsidiary’s (or Parent’s) recommendations for alternative positions with respect to items reflected on such Tax Return; provided, however, that Parent (or Subsidiary) shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Post-Distribution Parent Group or any Post-Distribution Member (or the Subsidiary Group or any Subsidiary Member) for any Taxable Period beginning after the Distribution Date; and may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Subsidiary (or Parent) for any increase in Tax Liability (under this Agreement or otherwise) of such party that may reasonably be expected to result from the adoption of the relevant alternative position.

10.05      Consistent Positions on Tax Returns.  Parent (or Subsidiary, as the case may be) shall prepare all Tax Returns filed pursuant to Section 10.02 for all Pre-Distribution Taxable Periods and Straddle Periods, in a manner consistent with past Tax Practices, except as otherwise required by changes in applicable law or material underlying facts or as the parties hereto shall otherwise agree in writing.

10.06      Allocation of Straddle Period Taxes.  For purposes of this Agreement, Taxes shall be allocated between each Pre-Distribution Straddle Period and Post-Distribution Straddle Period, in Subsidiary’s reasonable judgment with the written consent of Parent (which shall not be unreasonably withheld), in the following manner:

(a)           To the extent not impractical, on the basis of the actual operations and Taxable income (if any) for each such period, determined by closing the books of the entity as of the Distribution Effective Time; or

(b)           To the extent that an allocation based on a closing of the books is impractical, on the basis of any reasonable method or methods, including allocations based on (i) allocations of Taxable income, loss, gain, deduction and credits made for the entity for federal Income Tax purposes, (ii) rounding to the next nearest accounting period-end, or (iii) the actual number of days in the Pre-Distribution Straddle Period and Post-Distribution Straddle Period in proportion to the number of days in the entire Straddle Period.

10.07      Payment of Taxes.

(a)           Parent shall pay: (i) all Taxes shown to be due and payable on all Tax Returns filed pursuant to Section 10.02(a); and (ii) subject to Section 10.08, all Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Parent pursuant to Section 10.02(a); provided, however, that Subsidiary shall reimburse Parent, for the amount of any Taxes required to be paid as a result of clause (i) or (ii), within fifteen (15) days after receipt of written notification from Parent, if and to the extent such Taxes are directly attributable to the Tax Liability of Subsidiary or one or more Subsidiary Members, as a result of Subsidiary being a Pre-Distribution Member or otherwise, after Parent takes into account any Tax Benefit (including but not limited to any Carry-forward described in Section 10.11) that reduces the amount of Parent’s Tax Liability attributable to such Tax Liability of Subsidiary.

(b)           Subsidiary shall pay: (i) all Taxes shown to be due and payable on all Tax Returns filed by Subsidiary pursuant to Section 10.02(b); and (ii) subject to Section 10.08, all Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Subsidiary pursuant to Section 10.02(b); provided, however, that Parent shall reimburse Subsidiary, for the amount of any Taxes required to be paid as a result of clause (i) or (ii), within fifteen (15) days after receipt of written notification from Subsidiary, if and to the extent such Taxes are directly attributable to the Tax Liability of Parent (or any of their subsidiaries other than Subsidiary) for any period beginning after the Distribution Date.

10.08      Amendments to Tax Returns.  Parent (or Subsidiary, as the case may be) shall be entitled to amend Tax Returns filed by Parent (or Subsidiary) pursuant to Section 10.02; provided, however, that Parent (or Subsidiary) shall not amend for any reason whatsoever any Tax Return of Parent, the Pre-Distribution Group, the Post-Distribution Parent Group or any Post-Distribution Member (or of Subsidiary, a Subsidiary Group or any Subsidiary Member) for any Pre-Distribution Taxable Period or any Straddle Period, except (a) pursuant to the settlement or other resolution of a contest subject to Section 10.15, or (b) with Parent’s (or Subsidiary’s) written consent (which shall not be unreasonably withheld); provided, however, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax Return to applicable law or past Tax Practices.

10.09      Refunds of Taxes.

(a)           Parent shall be entitled to any refund of Taxes attributable to either a Tax Return filed by Parent pursuant to Section 10.02(a) or a Final Determination with respect to any such Tax Return; provided, however, that (except as otherwise provided in this Agreement) Parent shall pay to Subsidiary, promptly after receipt of such refund, any portion of such refund (including any interest received on that portion) directly attributable to a Tax for which Subsidiary reimbursed Parent under Section 10.07(a).

(b)           Subsidiary shall be entitled to any refund of Taxes attributable to either a Tax Return filed by Subsidiary pursuant to Section 10.02(b) or a Final Determination with respect to any such Tax Return; provided, however, that (except as otherwise provided in this Agreement) Subsidiary shall pay to Parent (in accordance with Section 11.16), promptly after receipt of such refund, any portion of such refund (including any interest received on that portion) directly attributable to a Tax for which Parent reimbursed Subsidiary under Section 10.07(b).

10.10      Carrybacks.  Subsidiary shall notify Parent promptly of the existence of any items of deduction, loss or credit arising in a Post-Distribution Taxable Year that are required to be carried back to a Taxable Period of the Pre-Distribution Group or any Pre-Distribution Member (other than to a separate Tax Return of Subsidiary).  Subsidiary hereby expressly agrees (on its behalf and on behalf of all Subsidiary Members and successors thereto) that Parent or any other member of the Post-Distribution Parent Group may retain any cash refund or reduction of a Tax Liability or any other Tax Benefit obtained by Parent or any other member of the Post-Distribution Parent Group as a result of any such carryback, without compensation to Subsidiary or any Subsidiary Member.  Subsidiary and Parent agree that Subsidiary shall elect to carry forward all such items that affect Subsidiary to the extent permitted under applicable law.

10.11      NOL, ITC and AMT Credit Benefit.  Subsidiary acknowledges that Subsidiary will not be entitled, at any time after the Distribution Date, to use or benefit from any net operating loss carry-forwards, investment Tax credit carry-forwards and alternative minimum Tax credit carry-forwards (“Carry-forwards”) that are attributable to Parent, or any portion of the consolidated Code Section 382 limitation that Parent could apportion to Subsidiary under applicable Treasury Regulations.  If Subsidiary has, at any time after the Distribution Date, any Carry-forwards attributable solely to it under applicable federal and state Income Tax law, the parties hereto agree that the Subsidiary Group and the Subsidiary Members shall be exclusively entitled to use and benefit from those Carry-forwards without compensation to the Pre-Distribution Group or any other Pre-Distribution Member.  Parent hereby agrees to take any action or make any election reasonably required to permit Subsidiary and the Subsidiary Members to utilize any Carry-forwards attributable solely to Subsidiary; provided, however, that no such action or election shall be required if it would adversely affect in any way the Income Tax Liabilities of the Post-Distribution Parent Group or any Post-Distribution Member for any Taxable Year.  The parties also hereby agree that the provisions of this Section 10.11 shall apply with respect to any similar carry-forwards available under applicable state, local or foreign Income Tax law.

10.12      Intentionally Left Blank.

10.13      Tax Indemnification.

(a)          By Parent.  Subject to the following subsections of this Section 10.13, other than subsection 10.13(b), Parent shall indemnify, defend and hold Subsidiary and the Subsidiary Members harmless (on an After-Tax Basis) against:

(i)           each and every Liability for any and all Taxes for which Parent is ultimately liable under Section 10.07; and

(ii)          each and every Liability for any and all Taxes of the Post-Distribution Parent Group under Treasury Regulations Section 1.1502-6 or any similar law, rule or regulation administered by any Tax Authority.

(b)          By Subsidiary.  Subsidiary shall indemnify, defend and hold Parent, the Post-Distribution Parent Group and the Post-Distribution Members harmless (on an After-Tax Basis) against each and every Liability for any and all Taxes for which Subsidiary is ultimately liable under Section 10.07.

10.14      Cooperation; Document Retention; Confidentiality.

(a)           Provision of Cooperation, Documents and Other Information.  Upon reasonable request by a requesting party, Parent and Subsidiary shall promptly provide (and shall cause the members of their respective Affiliated Groups to provide) such requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the preparation and filing of any original or amended Tax Return; (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes, Tax Returns within the scope of this Agreement; or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party.  Such cooperation and assistance shall include, without limitation:  (w) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by the Pre-Distribution Group, a Pre-Distribution Member, the Post-Distribution Parent Group, a Post-Distribution Parent Member, the Subsidiary Group or a Subsidiary Member, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Return which Parent may be obligated to file on behalf of Subsidiary Members pursuant to Section 10.02(a); (y) the prompt and timely filing of appropriate claims for refund; and (z) the use of reasonable best efforts to obtain any documentation from a Governmental Entity or a third party that may be necessary or helpful in connection with the foregoing.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)          Retention of Books and Records.  Parent, each Post Distribution Member, and Subsidiary shall retain or cause to be retained all Tax Returns required to be prepared with respect to each Pre-Distribution Taxable Period and each Straddle Period; and all books, records, schedules, work papers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement.  The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.  The parties hereto shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in this subsection (c).  A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party.

(c)          Status and Other Information Regarding Audits and Litigation.  Parent (or Subsidiary, as the case may be) shall use reasonable best efforts to keep Subsidiary (or Parent) advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement.  To the extent relating to any such issue, Parent (or Subsidiary) shall promptly furnish Subsidiary (or Parent) with copies of any inquiries or requests for information from any Tax Authority or any other administrative, judicial or other Governmental Entity, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

(d)          Confidentiality of Documents and Information.  Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein.

10.15      Contests and Audits.

(a)          Notification of Audits or Disputes.  Upon the receipt by Parent or any Post-Distribution Parent Member (or Subsidiary or any Subsidiary Member, as the case may be) of notice of any pending or threatened Tax audit, contest or assessment that could reasonably be expected to affect any Liability for Taxes subject to indemnification hereunder, Parent (or Subsidiary) shall promptly notify Subsidiary (or Parent) in writing of the receipt of such notice.

(b)          Control and Settlement.

(i)           Control and Consultation by Parent.  Parent shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating in whole or in part, to any Pre-Distribution Taxable Period or any other Taxable Period for which Parent is responsible, in whole or in part, for Taxes under Section 10.07(a) and Section 10.13; and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues that may impact Subsidiary or any Subsidiary Member for any Post-Distribution Taxable Period or for which Subsidiary may be responsible in part under Section 10.07(b) and Section 10.13, Parent shall (A) afford Subsidiary full opportunity to observe at any such proceedings and to review any submissions related to such issues, (B) in good faith consult with Subsidiary regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to Parent’s positions with regard to such issues, (C) in good faith consider Subsidiary’s recommendations for alternative positions with respect to such issues, and (D) advise Subsidiary of the reasons for rejecting any such alternative position.  In the event of any disagreement regarding the proceedings, Parent shall have the ultimate control of the contest and any settlement or other resolution thereof.

(ii)           Control and Consultation by Subsidiary.  Subsidiary shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating solely to any Post-Distribution Taxable Period of the Subsidiary Group or any Subsidiary Member, or relating to any other Taxable Period for which Subsidiary is solely responsible for Taxes under Section 10.07 and Section 10.13; and to employ counsel of its choice at its expense; provided, however, that Subsidiary shall (A) afford Parent full opportunity to observe at any such proceedings and to review any submissions related thereto and (B) not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (1) any indemnification obligation of Parent hereunder, (2) any Tax Liability of the Pre-Distribution Group or any Pre-Distribution Member for any Pre-Distribution Taxable Period or (3) any Tax Liability of the Post-Distribution Parent Group or any Post-Distribution Parent Member for any Post-Distribution Taxable Period, without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(iii)           Delivery of Powers of Attorney.  Subsidiary (and, to the extent necessary, any other member of any Subsidiary Group) shall execute and deliver to Parent, promptly upon request, such powers of attorney authorizing Parent to extend statutes of limitations, receive refunds and take such other actions that Parent reasonably considers to be appropriate in exercising its control pursuant to this Section 10.15.

10.16      Tax Elections.  Nothing in this Agreement is intended to change or otherwise affect any Tax election made before the date of this Agreement by or on behalf of the Pre-Distribution Group.  Parent, as common parent of the Pre-Distribution Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Pre-Distribution Group for all Taxable Periods for which it is obligated to file Tax Returns under Section 10.02(a).

ARTICLE 11
MISCELLANEOUS

11.01      Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.02      Forbearance.  Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other risk nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

11.03      Expenses.  Except as specifically provided in this Agreement or in a Related Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

11.04      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to any applicable conflicts of laws.

11.05      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to	Tree Top Industries, Inc.
511 Sixth Avenue, Suite 800
New York, New York 10011

if to Subsidiary, to	NetThruster, Inc.
511 Sixth Avenue, Suite 800
New York, New York 10011

11.06      Amendments.  This Agreement may be amended only by a written agreement executed and delivered by duly authorized officers of Subsidiary and Parent; provided, however, that any amendment made after the Merger Effective Time shall be effective only if expressly authorized by the Parent Board and the Subsidiary Board.

11.07      Assignments; Predecessors and Successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. To the extent necessary to give effect to the purposes of this Agreement, any reference to any party, any of its Affiliates, any Affiliated Group or member of an Affiliated Group, shall also include any predecessors or successors thereto, by operation of law or otherwise.

11.08      Termination and Effectiveness.  This Agreement may be terminated and the Distribution abandoned at any time before the Distribution Effective Time only by the written approval of Parent.  In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.  This Agreement shall remain effective on and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

11.09      Specific Performance.  The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy.  Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation of this Agreement and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

11.10      Headings; References; Rules of Construction.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules attached hereto unless otherwise indicated.  Any ambiguities in this Agreement shall be resolved without regard to which party drafted such instrument.

11.11      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.12      Severability; Enforcement.  The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.13      Payment Method and Character; No Setoffs.  All payments made pursuant to this Agreement shall be made in immediately available funds.  Except as otherwise provided herein, any payment not made within fifteen (15) days after the date such payment is due shall thereafter bear interest at the Overdue Rate (as defined in Section 10.01) from the date when the payment was due.  Any payment (other than interest thereon) made hereunder by Parent to Subsidiary, or by Subsidiary to Parent, shall be treated by all parties for all purposes to the extent permitted by law as a non-Taxable dividend distribution or capital contribution made before the Distribution Effective Time. Except as expressly provided in this Agreement, all payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

11.14      Third-Party Beneficiaries.  This Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto.

11.15      Further Assurances.  Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any government agency, other regulatory or administrative agency, commission or similar Governmental Entity and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this paragraph.

IN WITNESS WHEREOF, Parent and Subsidiary have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Tree Top Industries, Inc.

By	/s/ David Reichman
David Reichman
Its Chief Executive Officer

“PARENT”

NetThruster, Inc.

By	/s/ David Reichman
David Reichman
Its Chief Executive Officer

“SUBSIDIARY”

SCHEDULE A

to Distribution Agreement
between Tree Top Industries, Inc.
and NetThruster, Inc.

Dated February 9, 2011

1.           Directors of NetThruster, Inc.:

David Reichman
Kathy Griffin

2.           Officers of NetThruster, Inc.:

David Reichman	Chairman of the Board and Chief Executive Officer and Chief Financial Officer
Kathy Griffin	Director, Corporate Secretary